UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*



                        The Ultimate Software Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   90385D 10 7
                                 --------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)



--------


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

-----------------------                                  -----------------------
CUSIP No  90385D 10 7                13 G                      Page 2 of 4 Pages
-----------------------                                  -----------------------

--------- ----------------------------------------------------------------------
 1         NAME OF REPORTING PERSON                    Michael Feinberg

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------- ----------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------- ----------------------------------------------------------------------
 3         SEC USE ONLY


--------- ----------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------- ------- --------------------------------------------
         NUMBER OF           5       SOLE VOTING POWER
          SHARES
       BENEFICIALLY                  1,049,814
         OWNED BY
           EACH
         REPORTING
          PERSON
           WITH
                             ------- -------------------------------------------
                             6       SHARED VOTING POWER

                                     0
                             ------- -------------------------------------------
                             7       SOLE DISPOSITIVE POWER

                                     1,049,814
                             ------- -------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     0
--------- ----------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,049,814
--------- ----------------------------------------------------------------------
 10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [X]
           Excludes 96,925 shares of Common Stock owned by Michael Feinberg's spouse, Ann Feinberg, for which beneficial ownership is disclaimed.
--------- ----------------------------------------------------------------------
 11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.54%
--------- ----------------------------------------------------------------------
 12        TYPE OF REPORTING PERSON*

           IN
--------- ----------------------------------------------------------------------

Item 1(a).       Name of Issuer

                 The Ultimate Software Group, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices

                 2000 Ultimate Way
                 Weston, Florida 33326

Item 2(a).       Name of Person Filing

                 Michael Feinberg

Item 2(b).       Address of Principal Business Office or, if none, Residence

                 3980 N. 32 Terrace
                 Hollywood, Florida 33312


Item 2(c).       Citizenship

                 United States

Item 2(d).       Title of Class of Securities

                 Common Stock, $0.01 par value per share

Item 2(e).       CUSIP Number

                 90385D 10 7

Item 3.          Not applicable.

Item 4.          Ownership

                 (a)  Amount beneficially owned:   1,049,814 shares

                 (b)  Percent of class:  6.54%

                 (c)  Number of shares as to which such person has:

                      (i)    Sole power to vote or to direct the vote:
                             1,049,814

                      (ii)   Shared power to vote or to direct the vote:  0

                      (iii) Sole power to dispose or to direct the disposition of: 1,049,814

                      (iv) Shared power to dispose or to direct the disposition of: 0



Item 5.          Ownership of Five Percent or Less of a Class

                 Not applicable

Item 6.          Ownership of More than Five Percent on Behalf of Another Person

                 Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable

Item 8.          Identification and Classification of Members of the Group

                 Not applicable

Item 9.          Notice of Dissolution of Group

                 Not applicable

Item 10.         Certification

                 Not applicable


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            Date:     February 12, 2001
                                                 -------------------------------

                                                      /s/ Michael Feinberg
                                                 -------------------------------
                                                          Michael Feinberg